As filed with the Securities and Exchange Commission on November 26, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MEADOWBROOK INSURANCE GROUP, INC.
(Exact Name of registrant as specified in its charter)

38-2626206 (I.R.S. Employer Identification Number)	Michigan (State or other jurisdiction of incorporation or organization)

26255 American Drive, Southfield,
MI 48034-5178 (248) 358-1100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Costello
Senior Vice President, General Counsel and Secretary
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, MI 48034-5178
(248) 358-1100
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copies to Timothy E. Kraepel Howard and Howard Attorneys, P.C. 39400 Woodward Avenue, Suite 101 Bloomfield Hills, MI 48304-5151 (248) 645-1483

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee
Common Stock ($.01 par value)(2)	500,000 shares	$4.23	$2,115,000	$83.12

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $4.23, the average of the high and low prices of the common stock on the New York Stock Exchange on November 21, 2008.

(2)	Also includes an equal number of rights to purchase shares of Registrant’s Series A Preferred Stock, which rights are not (a) separable from the shares of common stock; or (b) presently exercisable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

MEADOWBROOK INSURANCE GROUP, INC.
500,000 SHARES OF COMMON STOCK
(PAR VALUE $.01 PER SHARE)

MEADOWBROOK INSURANCE GROUP, INC.
SHAREHOLDER INVESTMENT PLAN

Meadowbrook Insurance Group, Inc., a Michigan corporation (“We,” “Our,” or “Us”) hereby offers participation in our Meadowbrook Insurance Group, Inc. Shareholder Investment Plan (the “Plan”). The Plan provides investors with a convenient method of investing cash dividends and making optional cash investments to purchase shares of our common stock, par value $.01 per share (the “Common Stock”), without payment of any brokerage commission or service charge.

Investors electing to participate in the Plan may:

•	Acquire additional shares of Common Stock automatically by reinvesting cash dividends in additional shares of Common Stock.

•	Existing holders of Common Stock, may make optional cash payments at any time of at least $25 for any single investment, up to a maximum of $50,000 per calendar year.

•	Deposit certificates representing Common Stock into the Plan for safekeeping.

•	Receive, upon request, certificates for whole shares of Common Stock credited to Plan accounts.

•	Sell shares of Common Stock credited to Plan accounts through the Plan.

Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares or shares purchased in the open market. All purchases will be done through The Bank of New York Mellon (the “Administrator”). Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “MIG.” The closing price of our Common Stock on November 24, 2008 was $5.23.

The purchase price of newly issued shares of Common Stock purchased under the Plan for an Investment Date (as hereinafter defined) will be the closing price on the NYSE on the Investment Date, or, if that date is not a trading day, the trading day immediately preceding that day. The price of shares of Common Stock purchased in the open market will be the average cost of all shares purchased by The Bank of New York Mellon’s broker in relation to the applicable Investment Date. To fulfill Plan requirements, shares of Common Stock may be purchased in the open market or in privately negotiated transactions, or from us. At present, it is expected that such shares will be purchased in the open market. The price of any shares purchased in the open market will be the weighted average price per share of all shares purchased (excluding trading fees and any other costs of purchase), which are paid by us with respect to the relevant Investment Date. The price of any shares purchased from us will be the closing price of Common Stock as reported on the NYSE consolidated tape on the relevant Investment Date.

Shareholders who elect not to participate will continue to receive cash dividends, as declared, in the usual manner. The terms of this Prospectus apply to dividends reinvested and optional payments made on or after, November 26, 2008. This Prospectus replaces and supersedes the Prospectus dated May 12, 1997. This Prospectus sets forth the provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan (“Participants”) for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 26, 2008.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file annual, quarterly, and other reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our Internet address is www.meadowbrook.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, statements of beneficial ownership (Forms 3, 4, and 5), and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish to, the United States Securities and Exchange Commission (“SEC”). You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 101 F Street, NE, Washington D.C., 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site that contains reports, proxy statements, and other information that we file at www.sec.gov. Our SEC reports can also be accessed through the Investor Relations section of our website. The information found on our website is not part of this or any other report we file with, or furnished to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we may disclose information to you by referring you to other documents we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus.

We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the shares of common stock offered by this prospectus have been sold or de-registered:

•	the annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	the proxy statement in connection with the 2008 Annual Meeting of Shareholders;

•	the quarterly reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	the current reports on Form 8-K filed on February 4, 2008, February 14, 2008, February 21, 2008, February 22, 2008, February 27, 2008, June 27, 2008, July 10, 2008, July 15, 2008, July 24, 2008, July 31, 2008, August 1, 2008, August 6, 2008, September 3, 2008, September 8, 2008, October 15, 2008 and November 6, 2008 (other than the portions of those documents not deemed to be filed);

•	the description of our common stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in a registration statement on Form 8-A dated October 12, 1999 filed under the Exchange Act and any amendments or reports filed with the SEC for the purpose of updating such description.

You may send a written request or call us to obtain without charge a copy of the documents incorporated by reference in this prospectus. We will not send exhibits to these documents unless we specifically incorporated the exhibits by reference in this prospectus. Make your request by calling or writing to:

Holly Moltane
Director of External Financial Reporting
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-5178
(248) 204-8590
hmoltane@meadowbrook.com

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should assume that the information in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

THE COMPANY

We are a Michigan corporation, which was originally incorporated in 1985 under the name Star Holding Company. In November 1995, we changed our name and acquired Meadowbrook, Inc. (“Meadowbrook”). Meadowbrook was founded in 1955 as the Meadowbrook Insurance Agency and was subsequently incorporated in Michigan in 1965. Our principal offices are at 26255 American Drive, Southfield, Michigan 48034, telephone (800) 482-2726.

We serve as a holding company for our wholly owned subsidiary Star Insurance Company (“Star”), and Star’s wholly owned subsidiaries, Savers Property and Casualty Insurance Company, Williamsburg National Insurance Company, and Ameritrust Insurance Corporation. We also serve as a holding company for Meadowbrook, Inc., Crest Financial Corporation, and their respective subsidiaries. As a result of the recent merger described below, we also serve as a holding company for our wholly owned subsidiary ProCentury Corporation (“ProCentury”) and its wholly owned subsidiaries. ProCentury’s wholly owned subsidiaries consist of Century Surety Company and its wholly owned subsidiary ProCentury Insurance Company (“PIC”). In addition, ProCentury Risk Partners Insurance Co. (“ProRisk”) is a wholly owned subsidiary of ProCentury. Star, Savers, Williamsburg, Ameritrust, Century, and PIC are collectively referred to as our Insurance Company Subsidiaries.

Significant Acquisitions

•	In July 2008, we completed a merger with ProCentury Corporation (“ProCentury”) for a total purchase price of approximately $227.2 million. ProCentury is a specialty insurance company, which primarily underwrites general liability, commercial property, commercial multi-peril, commercial auto, surety, and marine insurance in the excess and surplus lines market through a select group of general agents. The excess and surplus lines market provides an alternative market for customers with hard-to-place risks that insurance companies licensed by the state in which the insurance policy is sold, also referred to as standard insurers or admitted insurers, typically do not cover.

•	In April 2007, we acquired the business of U.S. Specialty Underwriters, Inc. (“USSU”). USSU is a specialty program manager that produces fee-based income by underwriting excess workers’ compensation coverage for Star and other unaffiliated insurance companies.

•	In November 2005, we acquired Insurance & Benefit Consultants (“IBC”) of Sarasota, Florida. IBC is a retail agency which produces group and individual health products, as well as property and casualty business primarily in the state of Florida.

•	In August 1999, we acquired the assets of TPA Associates, Inc. and all the outstanding stock of TPA Insurance Agency, Inc. (collectively, “TPA”). TPA is a program-oriented risk management company that provides risk management services to self-insured clients, manages alternative risk management programs, and performs underwriting, policy issuance and loss control services for an unaffiliated insurance company.

•	In July 1998, we acquired Florida Preferred Administrators, Inc. (“Florida Preferred”), a third party administrator, and Ameritrust Insurance Corporation (“Ameritrust”), which is now a wholly owned subsidiary of Star. Florida Preferred provides a broad range of risk management services for Ameritrust and third parties.

•	In July 1997, we acquired Crest Financial Corporation (“Crest”), a California-based holding company, for Williamsburg National Insurance Company (“Williamsburg”). Crest provides risk management services primarily to Williamsburg. On December 31, 1999, Williamsburg became a wholly owned subsidiary of Star.

•	In July 1990, we acquired Savers Property and Casualty Insurance Company.

COMPANY RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our filings with the Securities and Exchange Commission, including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. There may be risks that you view in a different way than we do, and we may omit a risk that we consider immaterial, but you consider important. If any of the described risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of the securities registered herein could decline, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

We have included, in the documents incorporated by reference in this Prospectus, statements containing “forward-looking information,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” or other comparable and similar expressions in this Prospectus and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking information, by its nature, involves estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a statement that contains forward-looking information. Any statement containing forward-looking information speaks only as of the date on which it is made, and, except to fulfill our obligations under the U.S. securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made. Examples of factors that can affect our expectations, beliefs, plans, goals, objectives and future financial or other performance are discussed under the heading “Company Risk Factors.” All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. It is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business. New factors emerge from time to time, and may be found in the future SEC filings incorporated by reference in this Prospectus in the section captioned “Incorporation of Certain Documents By Reference.”

MEADOWBROOK INSURANCE GROUP, INC. SHAREHOLDER INVESTMENT PLAN

Purpose: The purpose of the Meadowbrook Insurance Group, Inc. Shareholder Investment Plan is to provide existing and potential investors with an expense-free and convenient way to purchase shares of Common Stock and to reinvest all or a portion of the investors’ cash dividends from shares of ours into additional shares of Common Stock.

Advantages:

•	A person participating in the Plan (a “Participant”) may elect to have all, a portion or none of the cash dividends automatically reinvested.

•	A Participant may invest additional funds in Common Stock through optional cash investments of at least $25 for any single investment up to $50,000 per calendar year.

•	A Participant will pay no trading fees or transaction fees for shares purchased through the Plan.

•	A Participant may deposit Common Stock certificates, at no cost, in the Plan for safekeeping and to facilitate the transfer or sale of shares through the Plan in a convenient and efficient manner.

•	A Participant’s funds are fully invested in Common Stock through the purchase of whole shares and fractional shares.

•	A Participant may direct the Administrator to transfer, at no cost, all or a portion of shares of Common Stock credited to the Participant’s Plan Account (including those shares deposited into the Plan for safekeeping).

•	A Participant may sell shares of Common Stock credited to the Participant’s Account.

•	A Participant will receive a transaction advice after each transaction.

Disadvantages:

•	A Participant has no control over the time or price at which Common Stock is purchased or sold for the Participant’s Account.

•	Optional investments must be received by the Administrator prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the investment will be held by the Administrator and invested beginning on the next Investment Date.

•	No interest will be paid on funds held by the Administrator pending investment under the Plan. Participants bear the market risk associated with fluctuations in the price of Common Stock.

Administration:The Bank of New York Mellon (the “Administrator”) will: administer the Plan; purchase and hold on behalf of Participants shares of Common Stock acquired under the Plan; keep records, send statements of account activity to Participants; and perform other duties related to the Plan.

Program Fees and Minimum/Maximum Investments.

Minimum and Maximum Investments:

•	The minimum for additional investments of existing shareholders by check is $25.

•	The minimum for additional investments using the automatic investment feature is $25.

•	Additional investments, including automatic investments, are subject to a maximum annual limit of $50,000 per calendar year.

Program Fees and Commissions:

•	Participation — No Charge

•	Termination — No Charge
•	Custody Services/Certificate Safekeeping — No Charge
•	Request for Certificates — No Charge
•	Automatic Deposit of Dividends — No Charge

Additional Investments — No Charge to You. We pay your transaction processing fee and applicable trading fees.

Automatic Investments — No Charge to You. We pay your transaction processing fee and applicable trading fees.

Reinvestment of Dividends — No Charge to You. We pay your transaction processing fee and applicable trading fees.

Sale of Shares — Each sale will entail a transaction processing fee plus any applicable trading fee. Fees will be deducted from the proceeds derived from the sale. Contact the Administrator at 1-800-442-8134 for information regarding the current fee schedule.

All Correspondence and Inquiries Concerning the Plan Should Be Directed To the Administrator as Follows:

Internet

You can enroll, obtain information and perform certain transactions on your account online via Investor ServiceDirect (ISD). New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish your PIN. In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

To access Investor ServiceDirect, please visit their website at www.bnymellon.com/shareowner/isd

Telephone

Telephone Stockholder customer service, including sale of shares, toll-free within the United States and Canada: 1-800-442-8134

International Telephone Inquiries: 1-201-680-6578
For the hearing impaired (TDD): 1-800-231-5469

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Be sure to include your name, address, daytime phone number, Investor ID and a reference to Meadowbrook Insurance Group, Inc. on all correspondence.

Eligibility: Any person or entity who currently is an existing shareholder of record of the Common Stock, is eligible to participate in the Purchase Plan, provided that (i) such person or entity fulfills the prerequisites for participation described below and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to us, the Plan and the Participant.

Enrollment: Record or registered holders of Common Stock may join the Plan at any time after being furnished with a copy of this Prospectus and completing an Enrollment Form. Request for copies of Enrollment Forms, as well as copies of other Plan forms and this Prospectus, should be made in writing or by telephone to the Administrator’s address and telephone number listed in “Administration” above. Record holders of Common Stock should be sure to sign their name(s) on the Enrollment Form exactly as they appear on their Account.

Beneficial owners (i.e., shareholders whose shares are held in nominee name by a bank or broker) must (i) become record holders (i.e., shareholders who are registered on the books of Meadowbrook Insurance Group, Inc. by having such shares transferred into the shareholders’ names), or (ii) make arrangements with the broker, bank or other nominee to participate on the shareholders’ behalf.

Any person or entity will become a Participant only after fulfilling the above prerequisites for participation and a properly completed Enrollment Form has been received and accepted by the Administrator. Requests for copies of Enrollment Forms and this Prospectus should be made in writing or by telephone to the Administrator’s address and telephone numbers listed above.

Cost: Participants will not incur trading fee or service charges for purchases made under the Plan. All costs of administration of the Plan, including purchase of Plan shares, will be paid by us. However, Participants whose shares are sold by the Administrator must pay the sales fee, trading fee and applicable taxes for those shares. The commission on any shares purchased on the open market under the Plan will be reported as a taxable item.

Optional Cash Investments: A Participant may make optional cash investments at any time by delivering to the Administrator (1) a completed optional cash investment stub which is attached to each Participant’s statement or Enrollment Form and (2) a personal check payable to “BNY Mellon/Meadowbrook”. DO NOT SEND CASH. The method of delivery of any cash investment is at the election and risk of the Participant or interested investor and will be deemed received when actually received by the Administrator. There is no obligation to make any optional cash investment.

Cash investments not invested in Common Stock within 35 days of receipt (except where deferral is necessary under applicable federal or state laws or regulations) will be promptly returned to the Participant. All cash investments are subject to collection by the Administrator of full face value in U.S. funds and will be deemed received when actually received by the Administrator.

Upon a Participant’s written request, a refund of any optional cash investment, not already invested, will be made, provided the request is received by the Administrator at least two business days prior to the next Investment Date. However, no refund of a check will be made until the funds from such instruments have been collected by the Administrator.

Automatic Investment: Automatic investment enables you to pre-authorize the Administrator to electronically debit your checking or savings account (with a U.S. financial institution) each month to purchase additional shares. This feature permits you to make regular investments, if you choose, in an amount and schedule that are comfortable for you, without the inconvenience of writing and mailing checks.

To initiate automatic investments, you must complete and sign an Enrollment Form for Automatic Deductions and return it to the Administrator. Enrollment forms will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated.

Once automatic deductions have begun, funds will be withdrawn from your bank account on the 15th of each month, or the next business day if the 15th is not a business day, and will normally be invested within five business days.

Dividend Options.

Cash Dividends. You may receive all your dividends in cash. A check for the full dividend amount will be mailed to you. In lieu of receiving a dividend check, you may authorize the Administrator to electronically credit your checking or savings account on the dividend payment date.

Dividend Reinvestment. You can reinvest all or part of your dividends in additional shares of Common Stock, by notifying the Administrator in writing or using an Enrollment Form obtainable from the Administrator. You can change your dividend option at any time.

(Note: Participants may elect to receive dividends on any number of full shares in cash. Remaining dividends are invested in additional shares.)

Dividend payments will be reinvested in Common Stock promptly following receipt by the Administrator, but no later than 30 days after receipt (except where deferral is necessary under applicable federal or state laws or regulations).

The Administrator will deposit all funds (dividends and cash investments) promptly following receipt in an account maintained at BNY Mellon Shareowner Services, an affiliate of The Bank of New York Mellon.

Investment Dates: An “Investment Date” will occur at least once each week. Optional cash investments will be invested in Common Stock beginning on the first Investment Date following receipt by the Administrator; provided, that such investment must be received by the Administrator no later than two business days prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the investment may be held by the Administrator and invested beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Dividend and voting rights will commence upon settlement, which is ordinarily three business days after purchase.

Changing Plan Options and Withdrawals: A Participant may change investment options or withdraw some or all of the Common Stock credited to the Participant’s Account at any time by delivering instructions to the Administrator, over the Internet, by telephone or in writing. To be effective with respect to a particular cash dividend, any instructions to change investment options must be received by the Administrator on or before the record date relating to such cash dividend payment.

Transferring Plan Shares: If a Participant wishes to change the ownership of all or part of the Participant’s Plan shares through gift, private sale or otherwise, the Participant may do so by delivering to the Administrator a written request. The transfer will be done as soon as practicable following the Administrator’s receipt of the required documentation, subject to the provisions of receipt on or before the record date relating to cash dividend payment. No fractional shares of Common Stock credited to a Participant’s Account may be transferred unless the Participant’s entire Account is transferred. Request for Account transfers are subject to the same requirements as for the transfer of securities, including the requirement of receipt by the Administrator of a properly executed stock assignment with a guarantee of signatures.

Shares transferred will continue to be held by the Administrator under the Plan. An Account will be opened in the name of the transferee, if the transferee is not already a Participant, and such transferee will automatically be enrolled in the Plan. All dividends on shares transferred to the transferee’s Plan Account will be reinvested unless otherwise directed by the transferee.

Transferees will be sent a statement showing the transfer of such shares into the transferees’ Accounts. The transferor may request from the Administrator a non-negotiable gift certificate which may be presented to the transferee.

Direct Deposit of Dividends Not Reinvested: A Participant who elects not to reinvest all cash dividends on shares of Common Stock may receive such non-reinvested cash dividends by electronic deposit to the Participant’s pre-designated bank, savings, or credit union account. To receive a direct deposit of funds, a Participant may enroll on-line, or complete and sign an Enrollment Form and return it to the Administrator. Direct deposit will become effective as promptly as practicable after receipt of a completed Enrollment Form. Changes in designated direct deposit accounts may be made on-line or by delivering a completed Enrollment Form to the Administrator. Cash dividends on shares of Common Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable Dividend Payment Date.

Purchase of Shares: Shares of Common Stock purchased for Participants under the Plan will be either newly issued shares or, at our option, shares of Common Stock purchased in the open market by the Administrator’s broker. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market. We may not change our determination that Common Stock will be purchased for Participants from us or on the open market more than once in any three-month period. Furthermore, at any time that shares of Common Stock are purchased for Participants under the Plan in the open market, we will not exercise our right to change the source of purchases of shares of Common Stock absent a determination by our Board of Directors that our need to raise equity capital has changed or there is another valid reason for the change. Purchases of shares of Common Stock from us will be made on the relevant Investment Date at the closing price on the NYSE on the Investment Date or, if that day is not a trading day, the trading day immediately preceding that day.

Purchases in the open market may begin on the relevant Investment Date and should be completed no more than five days after that Investment Date. The price of any shares of Common Stock purchased in the open market for Participants will be the weighted average purchase price per share of the aggregate number of shares purchased for the Plan for the relevant Investment Date. Neither we nor any participant will exercise any direct or indirect control or influence over the times when or prices at which Common Stock may be purchased for the Plan, the amounts of shares to be purchased, the market on which the shares are to be purchased or sold, the manner of purchase or sale or the selection of a broker-dealer through which purchases for the Plan may be executed.

Participant’s funds will be commingled with those of other participants for the purpose of executing purchases for shares under the Plan with respect to the same Investment Date. The number of shares (including any fraction of a share rounded to three decimal places) of Common Stock credited to the Account of a Participant for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional cash investments and/or initial cash investments to be invested for such Participant on such Investment Date by the relevant purchase price per share.

Certificates for Shares: All shares purchased on behalf of a Participant through the Plan will be held by the Plan. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of Common Stock credited to the Participant’s Plan account by making a request on-line, by telephone or in writing to the Administrator. No certificates for fractional shares will be issued.

Safekeeping Service: At the time of enrollment in the Plan, or at any later time, Participants may use the Plan’s “Share Safekeeping Service” to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the Participant’s account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan’s Share Safekeeping Service, Participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner.

Insured Certificate Mailings: To insure against loss resulting from mailing stock certificates to the Administrator, the Administrator provides mail insurance free of charge for certificates valued at up to $25,000.

If you own our common stock in certificate form, you may deposit your certificates for those shares free of charge with the Administrator. The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $25,000 in one shipping package via USPS registered mail or traceable delivery service to: The Bank of New York Mellon, c/o BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310.

Insurance covers the replacement of shares of stock, but does not protect against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

Selling Shares: You may sell shares held through the Plan in most cases by calling the Administrator at 1-800-442-8134 or on the internet by logging on to your account at www.bnymellon.com/shareowner/isd. If you prefer, mail your request using one of the transaction forms provided with each statement and transaction advice. Certificated shares can be deposited in your Plan account and subsequently sold through the Plan.

The Administrator will make every effort to process your order, subject to market conditions and other factors, generally within 24 hours of receipt of your request. The proceeds of the sale, less applicable sales fees, will be sent to you on settlement date, which is three business days after your shares have been sold.

You have full control of your Plan shares and can transfer or dispose of them at any time. You may choose to sell shares held for you by the Administrator through a broker of your choice, in which case you would have to request that the Administrator electronically transfer your shares to your broker. Or, you may request a certificate for your shares from the Administrator for delivery to your broker prior to settlement of such sale. If you choose to do so, just call or write the Administrator. A certificate will be issued and mailed to you, or your broker (if you request), within two business days of the Administrator’s receipt of your request.

Reports to Participants: Each Participant will receive a quarterly statement showing any dividends reinvested as well as all transactions for the Participant’s Account during the current calendar year. Statements will also be provided whenever the Participant has made an optional cash investment, deposited, transferred, or withdrawn shares of Common Stock or had cash dividend payments reinvested in Common Stock. The Administrator will also send each Participant a statement promptly after the sale of any Common Stock under the Plan. Participants should retain these statements in order to establish the cost basis, for tax purposes, for shares of Common Stock acquired under the Plan.

Participants will receive copies of all communications sent to holders of Common Stock. This may include quarterly reports, annual reports, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements and other communications from the Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Administrator in writing of any change of address.

Stock Dividend or Stock Split: Any stock dividends or split shares of Common Stock distributed by us on Plan shares will be credited pro rata to each Participant’s account in the same manner as shareholders who are not Plan Participants.

Voting Rights: Prior to each shareholder meeting, each Participant will be mailed a proxy representing the shares of Common Stock held in the Participant’s Plan account combined with any other shares of Common Stock registered in the Participant’s name on the record date for such meeting. Shares of Common Stock credited to a Participant’s account will not be voted unless the Participant provides voting instructions for such shares. All shares of Common Stock held in a Participant’s account will be entitled to one vote per share.

Termination of Participation by a Participant: A Participant may at any time terminate participation in the Plan over the Internet, by telephone or providing written notice to the Administrator. Unless a Participant requests that the shares held in the Participant’s account be sold, the Administrator will continue to hold your shares in book-entry form. However, a Participant may request a stock certificate for the number of whole shares in the Participant’s account and a check to the Participant equal to the current market value of any fractional shares in the Participant’s account, less any applicable sales fees.

If a notice to terminate an account with dividend reinvestment instructions is received by the Administrator on or after the record date for a dividend payment, such notice to terminate will not become effective until such dividend has been reinvested and the shares purchased are credited to the Participant’s account.

If a Participant disposes of all whole shares of Common Stock credited to the Participant’s Plan account and registered in the Participant’s name, the Participant may no longer be eligible to participate in the Plan and a check equal to the current market value may be issued for the fractional share, less any service fees, trading fees or any other costs of sale (and any applicable transfer or withholding taxes).

Federal Income Tax Consequences: The amount of cash dividends paid to a Participant is considered taxable income, even though reinvested through the Plan. Trading fees paid by us for a Participant will also be included as dividend income, for tax purposes, and the amount is to be added to the cost basis of the shares purchased through the Plan. The information return sent to a Participant and the Internal Revenue Service (“IRS”) at year-end will show as dividend income the amount of dividends reinvested through the Plan, as well as the amount of any trading fees.

A Participant will not realize any taxable income when the Participant receives certificates for whole shares credited to the Participant’s Account. Gain or loss will be recognized by the Participant when the Participant sells such whole shares and will be recognized by a Participant when a fractional share credited to the Participant’s Account is sold pursuant to the terms of the Plan. The sale of any whole or fractional shares through the Plan will be reported to the IRS and a Participant on Form 1099-B.

A Participant should consult with the Participant’s personal tax advisor for advice applicable to the Participant’s particular situation.

Suspension, Modification or Termination of Plan: We may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the Plan by us, the Administrator will either continue to hold your shares in book-entry form or each affected Participant will receive (i) a certificate for all of the whole shares of Common Stock credited to the Participant’s Account, (ii) any unreinvested dividends or cash investments credited to the Participant’s Account, and (iii) a check for the cash value of any fractional shares of Common Stock credited to the Participant’s Account. Such fractional shares will be valued at the then current market value, less any service fee, any trading fees and any other costs of sale.

In the event we terminate the Plan for the purpose of establishing another stock purchase and/or dividend reinvestment plan, Participants will be automatically enrolled in such other plan and shares credited to the Participant’s Plan Accounts will be credited automatically to such other plans, unless notice to the contrary is received by the Administrator.

We also reserve the right to terminate any Participant’s participation in the Plan at any time for any reason upon written notice to the Participant at the address appearing on the Administrator’s records.

Plan Inquiries: All inquiries concerning the Plan should be directed to the Administrator. A Participant should include in all correspondence the Participant’s shareholder account number, Investor Identification Number, and a telephone number where the Participant may be contacted during normal working hours to facilitate a prompt response.

Limitation of Liability: Neither we nor the Administrator will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s Account upon such Participant’s death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. Furthermore, if it appears to us that any Participant is using or contemplating the use of the optional cash payment investment mechanism in a manner or with the effect that, in the sole judgment and discretion of ours, is not in the best interests of ours or our shareowners, then we may decline to issue all or any portion of the shares of Common Stock for which any optional cash payment by or on behalf of such Participants is tendered. Such optional cash payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by us as promptly as practicable, without interest.

Participants should recognize that we cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

Although we currently intend to continue the payment of quarterly dividends on the Common Stock, the payment of dividends will depend upon our future earnings, financial condition, or any other factors.

Interpretation and Regulation of Plan: Our officers are authorized to take such actions as may be consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem desirable or necessary in connection with the Plan’s operations.

USE OF PROCEEDS

If newly issued shares of Common Stock are purchased under the Plan, the proceeds from such sales will be used for general corporate purposes, including, without limitation, the redemption, repayment or retirement of any outstanding indebtedness or the advance or contribution of funds to one or more of our subsidiaries to be used for general corporate purposes or to increase capital. We are unable to estimate the amount of proceeds from the purchase of such shares of Common Stock by the Plan which may occur. We will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market.

PLAN OF DISTRIBUTION

The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or on the open market through the Administrator. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are purchased on the open market. The Plan provides that we may not change its determination regarding the source of purchases of shares under the Plan more than once in any three month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased on the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

We will pay all trading fees incurred on purchases of shares of Common Stock, administrative costs, and expenses associated with the Plan. Participants will bear the cost of trading fees related to sales of shares of Common Stock made in the open market.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of November 24, 2008, there were 57,641,989 shares of common stock issued and outstanding. We have not issued any shares of preferred stock.

Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock and preferred stock authorized without obtaining the prior approval of the shareholders. Shareholder approval may be required for certain issuances of common stock or preferred stock pursuant to the rules of the New York Stock Exchange.

Preferred Stock

Our board of directors is authorized to issue preferred stock, in one or more series, from time to time, with the voting powers, full or limited, or without voting powers, and with the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be provided in the resolution or resolutions adopted by the board of directors. The authority of the board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of the class or any series:

•	the number of shares and designation of the series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, at what time and at what price;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any of the shares;

•	whether the issuance of any additional shares, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any the other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Common Stock

Dividend Rights

Subject to any prior rights of any holders of preferred stock then outstanding, the holders of the common stock are entitled to dividends when, as and if declared by our board of directors out of our funds legally available for the payment of dividends. Under Michigan law, dividends may be legally declared or paid only if after the distribution a company can pay its debts as they come due in the usual course of business and the company’s total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

Funds for the payment of dividends are expected to be obtained primarily from dividends of our subsidiaries. We cannot assure you that we will have funds available for dividends or that if funds are available, that dividends will be declared by our board of directors.

Voting Rights

Subject to the rights, if any, of holders of shares of preferred stock then outstanding, all voting rights are vested in the holders of shares of common stock. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. Our shareholders do not have cumulative voting rights.

Preemptive Rights

Holders of our common stock do not have preemptive rights.

Liquidation Rights

Subject to any rights of any preferred stock then outstanding, holders of common stock would be entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

Certain Charter and Bylaw Provisions

The following provisions of our articles of incorporation may delay, defer, prevent, or make it more difficult for a person to acquire us or to change control of our board of directors, thereby reducing our vulnerability to an unsolicited takeover attempt.

Classification of the Board of Directors

Our articles of incorporation provide for the board of directors to be divided into three classes with staggered terms; each class to be as nearly equal in number as possible. Each director is elected for a three year term. Approximately one-third of the board of directors positions are filled by a shareholder vote each year. Any vacancies in the board of directors, or newly created director positions, may be filled by vote of the directors then in office.

Removal of Directors

Michigan law provides that, unless the articles of incorporation otherwise provide, shareholders may remove a director or the entire board of directors with or without cause. Our articles of incorporation provide that a director may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company entitled to vote in the election of directors or without cause by the affirmative vote of the holders of 80% of all the shares of the Company entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors

Our articles of incorporation provide that a new director chosen to fill a vacancy on the board of directors will serve for the remainder of the full term of the class in which the vacancy occurred.

Shareholder Action

Our shareholders may require that the board of directors call a special meeting upon the written request of the holders of a majority of all the shares entitled to vote at the meeting. Michigan law permits shareholders holding 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the County in which the Company’s principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

Increased Shareholders Vote for Alteration, Amendment or Repeal of Article Provisions

Our articles of incorporation require the affirmative vote of the holders of at least 80% percent of the voting stock of the Company entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with the above-described provisions of our articles of incorporation concerning the election of directors.

Anti-Takeover Provisions

Michigan Fair Price Act. Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the “Fair Price Act”). The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a

“business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person.

The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the company in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

Control Share Act. The Michigan Business Corporation Act regulates the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”). The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power, alone or as part of a group, at or above any of the following thresholds: 20%, 33 1/3%, or 50%. Under the Control Share Act, an acquirer may not vote “control shares” unless the company’s disinterested shareholders (defined to exclude the acquiring person, officers of the target company, and directors of the target company who are also employees of the company) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ right upon all of the corporation’s shareholders except the acquiring person.

Indemnification of Directors and Officers

Our bylaws provide that we will indemnify our present and past directors, officers, and other persons as the board of directors may authorize, to the fullest extent permitted by law. The bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, or while serving as a director or officer, is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and pay or reimburse the reasonable expenses incurred by him or her in connection with the action, suit or proceeding. We have purchased directors’ and officers’ liability insurance for our directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitation of Director Liability

The Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. Our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of the director’s fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitation, the following: (1) breach of the director’s duty of loyalty to us or our shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

Shareholder Rights Plan

On September 15, 1999 we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Preferred Stock at a price of $80.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The Rights are not exercisable until the earlier to occur of: (1) ten business days after the announcement by a person or group that they have acquired beneficial ownership of 15% or more of the outstanding shares of common stock; (2) ten business days following the commencement of, or an announcement of an intention to make, a tender offer or exchange offer which would result in the ownership by a person or group of 15% or more of our common stock; or (3) ten business days following the date on which a majority of our directors informs us of the existence of a person or group described in (1) or (2). Unless extended, the Rights will expire on October 15, 2009.

Upon exercise, each Right entitles the holder to receive a number of common shares equal to the result obtained by (a) multiplying the $80.00 purchase price by (b) the number of one one-hundredths of a preferred share for which a Right is then exercisable; and dividing that product by (c) 50% of the then current market price of our common stock The effect of the triggering of the shareholder rights plan would be to significantly dilute the ownership percentage of any person as described in (1) through (3) above.

We may redeem the Rights at any time prior to the time that an event described in (1) through (3) above occurs at a price of $0.01 per Right.

Dividend Policy

Our Board of Directors considers whether or a not a dividend will be declared based on a variety of factors, including but not limited to our cashflow, liquidity needs, results of operations and financial condition. As a holding company, we are dependent upon dividends and other permitted payments from our subsidiaries to pay any cash dividend. Our regulated subsidiaries’ ability to pay dividends to us is limited by government regulations.

Transfer Agent and Registrar

BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035 is the transfer agent and registrar for our common stock. Its telephone number is 1-800-442-8134.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MIG.”

EXPERTS

The consolidated financial statements of Meadowbrook Insurance Group, Inc. appearing in Meadowbrook Insurance Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

Certain legal matters in connection with the Common Stock offered hereby have been passed upon by Howard & Howard Attorneys, P.C., Bloomfield Hills, Michigan.

No person is authorized to give any information or to make any representations other than those contained in the prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

MEADOWBROOK
INSURANCE GROUP INC.

500,000 SHARES
COMMON STOCK
(PAR VALUE $.01 PER SHARE)

MEADOWBROOK
INSURANCE GROUP, INC. SHAREHOLDER
INVESTMENT PLAN

PROSPECTUS

November 26, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Fees	$83
Printing*	$6,000
Legal Expenses*	$5,000
Accounting Fees and Expenses*	$15,000
NYSE Fees*	$5,000
Miscellaneous*	$1,000

TOTAL* :	$32,083

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Michigan Business Corporation Act provides that, under certain circumstances, directors, officers, employees and agents of a Michigan corporation may be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits to which they are a party or threatened to be named a party by reason of acting in any of such capacities if such person acted in a manner such person believed in good faith to be in, or not opposed to, the best interests of the corporation. The bylaws of the Company provide for indemnification of officers and directors to the fullest extent permitted by such Michigan law. The Company’s Articles of Incorporation also limit the potential personal monetary liability of the members of the Company’s Board of Directors to the Company or its stockholders for certain breaches of their duty of care or other duties as a director. The Company maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of the Company and of its subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of the Company and its subsidiaries in those instances where the Company and/or its subsidiaries indemnified its directors and officers. The present limits of liability for the director and officer liability insurance and the company reimbursement insurance policies are $30 million.

ITEM 16.	EXHIBITS.

5.1 Opinion of Howard & Howard Attorneys, P.C.

23.1 Consent of Ernst & Young L.L.P.

23.2 Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1)

24.1 Power of Attorney (filed herewith)

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on this 26th day of November, 2008.

MEADOWBROOK INSURANCE GROUP, INC.

By:	/s/ Robert S. Cubbin
Robert S. Cubbin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Cubbin Robert S. Cubbin	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2008

/s/ Karen M. Spaun Karen M. Spaun	Senior Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	November 26, 2008

** Merton J. Segal	Director (Chairman)	November 26, 2008

** Joseph S. Dresner	Director	November 26, 2008

** Robert F. Fix	Director	November 26, 2008

** Hugh W. Greenberg	Director	November 26, 2008

** Jeffrey A. Maffett	Director	November 26, 2008

Signature		Title	Date

** Florine Mark		Director	November 26, 2008

** Robert H. Naftaly		Director	November 26, 2008

** David K. Page		Director	November 26, 2008

** Robert W. Sturgis		Director	November 26, 2008

** Bruce E. Thal		Director	November 26, 2008

** Herbert Tyner		Director	November 26, 2008

** By:	/s/ Robert S. Cubbin Robert S. Cubbin, Attorney-in-Fact

EXHIBIT INDEX

No.	Exhibit

5.1	Opinion of Howard & Howard Attorneys, P.C.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (filed herewith)